Exhibit 99(a)

                   Press Released issued on December 14, 2000


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NEWS RELEASE

Contact: Michael B. High, CFO/Executive Vice President
                  (610) 941-4804

                  Dorothy Jaworski, Director of Investor Relations

                  (484) 322-4822

For immediate release:

                  Progress Financial Corporation to Repurchase
                      Up To 285,000 Shares of Common Stock

         Blue Bell, PA, December 14, 2000 -- Progress Financial Corporation (the "Company") announced today that it has completed the repurchase of 280,000 shares of common stock under its previously announced stock repurchase program and that the Company's Board of Directors has authorized a new repurchase program for the repurchase of up to 285,000 shares, or five percent, of the Company's outstanding common stock.

         Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

     W. Kirk Wycoff, President and Chief Executive Officer of the Company, stated, "The repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect the Company's long-term business and earnings prospects. The use of our capital must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate shareholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

         Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, which serves businesses and consumers through sixteen full service offices. The Company also offers a diversified array of financial services including equipment leasing through Progress Leasing Company, with offices in Blue Bell, Pennsylvania and Timonium, Maryland, and financial planning services and investments through Progress Financial Resources, Inc., headquartered in Philadelphia, Pennsylvania; and asset based lending through Progress Business Credit. In addition, the Company also conducts commercial mortgage banking and brokerage services through Progress Realty Advisors, Inc. with locations in Blue Bell, Pennsylvania; Richmond and Chesapeake, Virginia; Woodbridge, New Jersey; and Raleigh, North Carolina. The Company also receives fees for the construction and development of assisted living communities through Progress Development Corporation; venture capital activities managed by Progress Capital Management, Inc.; and financial and operational management consulting services for commercial clients through KMR Management, Inc. located in Willow Grove, Pennsylvania. The Company's common stock is traded on the Nasdaq Stock Market, National Market under the Symbol "PFNC".

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